UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2018

LANNETT COMPANY, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA  19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On August 23, 2018, Lannett Company, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) with the Securities and Exchange Commission reporting that the Company’s exclusive distribution agreement with Jerome Stevens Pharmaceuticals would not be renewed when the current term expires on March 23, 2019.  The Company also reported in the Original 8-K that it was undertaking an analysis with respect to the goodwill and certain long-lived assets of the Company to determine any potential impairment of such assets.  At the time the Original 8-K was filed, the Company was not able in good faith to estimate any amount or range of amounts of any impairment.  The Company is filing this Amendment No. 1 to amend the Original 8-K to report that there will be an impairment charge with respect to the goodwill of the Company.  The disclosure included in the Original 8-K otherwise remains unchanged.

Item 2.06                         Material Impairments

On October 4, 2018, the Company concluded based on market data that it expects to report an impairment charge of approximately $339.6 million relating to the goodwill of the Company, resulting in a full impairment of the goodwill of the Company.  This non-cash impairment will be reported in the Company’s results of operations for the three months ending September 30, 2018, and has no impact on the Company’s financial covenant leverage ratio. The Company is still in the process of finalizing its assessment for impairment of certain long-lived assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Samuel H. Israel
Chief Legal Officer and General Counsel
Date: October 5, 2018